Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3, as amended, Registration
No. 333-114980, and related Prospectus of Celadon Group, Inc. for the registration of 2,691,000 shares of its common stock and to the incorporation by reference therein of our report dated August 8, 2003 (except for Note 13, as to which the date is August 21, 2003), with respect to the consolidated financial statements and schedule of Celadon Group, Inc. included in its Annual Report Form 10-K for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 5, 2004